DSW Inc. Reports Fourth Quarter and Fiscal Year 2014 Financial Results

•	Fourth quarter Adjusted sales increase 12% to $640 million; comparable sales increase 7.6%

•	Fourth quarter Adjusted EPS is $0.35 per share, up 13% from the prior year

•	Full year Adjusted sales increase 6.2% to $2.5 billion; comparable sales increase 1.8%

•	Full year Reported EPS is $1.69 per share, an increase of 2.4% from the prior year

•	Full year Adjusted EPS is $1.69 per share, a decline of 10% from the prior year

•	Fiscal 2015 EPS guidance of $1.80 to $1.90 per share

•	Board of Directors increases quarterly dividend to $0.20 per share

COLUMBUS, Ohio, March 17, 2015 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen week period ended January 31, 2015, which compare to the thirteen week period ended February 1, 2014.

Mike MacDonald, President and Chief Executive Officer stated, "We were gratified to report strong sales and profit growth in the fourth quarter. Our decisive actions earlier in the year in the areas of leadership, value, and marketing produced strong results. These actions produced the strongest comp performance in almost three years, with traffic gains in both store and digital channels. Further, we continue to invest in long term strategies that are making DSW more customer-centric and channel agnostic. We are excited to embark on the 2015 fiscal year with considerable momentum."

Fourth Quarter Operating Results

•	Reported sales increased 11.9% to $640 million compared to last year's sales of $572 million.

•	Adjusted sales increased 12.1% to $640 million compared to last year's sales of $571 million, excluding sales from the Company's luxury test.

•	Comparable sales increased 7.6% compared to last year's flat comparable sales.

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Reported net income was $30.8 million, or $0.34 per diluted share, which included an expense related to RVI of $0.1 million. This compares to last year's $28.1 million, or $0.30 per diluted share, which included $0.6 million of net charges related to RVI and the Company's luxury test.

•	Adjusted net income was $30.9 million, or $0.35 per diluted share, an increase of 13% over last year's $28.7 million, or $0.31 per diluted share.

Full Year Operating Results

•	Reported sales increased 5.4% to $2.5 billion compared to last year's sales of $2.4 billion. Last year's sales included $18 million from the Company's luxury test.

•	Adjusted sales increased 6.2% to $2.5 billion compared to last year's sales of $2.4 billion.

•	Comparable sales increased by 1.8% compared to last year's increase of 0.2%.

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Reported net income was $153.3 million, or $1.69 per diluted share, an increase of 2.4% over last year's Reported earnings per share of $1.65 per diluted share. Last year's Reported earnings per share includes $0.23 per share in charges related to RVI and the Company's luxury test.

•	Adjusted net income was $153.5 million, or $1.69 per diluted share, a decrease of 10% from last year's $1.88 per diluted share.

Fourth Quarter Balance Sheet Highlights

•	Cash, short term and long term investments totaled $447 million compared to $579 million in the fourth quarter last year.

•	On a cost per square foot basis, DSW inventories increased by 6.5% at the end of quarter. Excluding pre-buys, inventory cost per square foot increased by 2.8%.

Regular Dividend
On February 17, 2015, DSW's Board of Directors increased the Company's quarterly cash dividend from $0.1875 per share to $0.20 per share. The dividend will be paid on March 31, 2015 to shareholders of record at the close of business on March 20, 2015.

Fiscal 2015 Annual Outlook
For the full year, the Company expects revenue growth of 7% to 8%, with comparable sales growth in the low to mid-single digit range. The Company expects to open 35 new stores, including 8-10 small format stores. Full year earnings per share is expected to range between $1.80 to $1.90 per share, representing approximately 10% earnings growth at the midpoint of the range. This guidance assumes a tax rate of 39% and 90 million shares outstanding.

Webcast and Conference Call
To hear the Company's live earnings conference call, log on to http://www.dswinc.com/ today at 8:30 AM Eastern, or call 1-888-317-6003 in the U.S. or 1-412-317-6061 outside the U.S (passcode: 2716231) approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 9:00 a.m. Eastern Time on March 31, 2015 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and (passcode: 10060990). An audio replay of the conference call, as well as additional financial information, will also be available at http://www.dswinc.com/.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of March 17, 2015, DSW operates 433 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 370 leased locations in the United States and operates four Yellow Box stores under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.

DSW INC.
Q4 2014 SEGMENT RESULTS

	Net sales by reportable segment
	Thirteen weeks ended	Thirteen weeks ended		Fifty-two weeks ended	Fifty-two weeks ended
	January 31, 2015	February 1, 2014	% change	January 31, 2015	February 1, 2014	% change
	(in thousands)			(in thousands)

DSW	$607,010	$539,877	12.4%	$2,352,464	$2,230,996	5.4%
Affiliated Business Group	33,167	32,390	2.4%	143,628	137,672	4.3%
Total DSW Inc.	$640,177	$572,267	11.9%	$2,496,092	$2,368,668	5.4%
Less: Luxury sales	—	1,018		—	18,436
Total Adjusted DSW Inc. sales	$640,177	$571,249	12.1%	$2,496,092	$2,350,232	6.2%

	Comparable sales change by reportable segment (excludes luxury)
	Fiscal quarter ended		Fiscal year ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
DSW	7.8%	(0.1)%	1.8%	0.1%
Affiliated Business Group	3.3%	1.8%	1.6%	1.8%
Total DSW Inc.	7.6%	0.0%	1.8%	0.2%

	Square footage data
	As of
	January 31, 2015	February 1, 2014
DSW stores open, end of period	431	394
DSW total square footage (in thousands)	9,277	8,687

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2015 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in executing our omni-channel strategy; our success in opening and operating new stores on a timely and profitable basis; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; disruption of our distribution and/or fulfillment operations; continuation of supply agreements and the financial condition of our affiliated business partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our DSW Rewards program and marketing to drive traffic, sales and customer loyalty; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to our handling of sensitive and confidential data; risks related to leases of our properties; risks related to the realization of benefits related to our equity interest in Town Shoes Limited, a leading branded shoe retailer in Canada; foreign currency exchange risk; and risks related to our cash and investments. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of	As of
	January 31, 2015	February 1, 2014
Assets
Cash and equivalents	$59,171	$112,021
Short-term investments	171,201	224,098
Accounts receivable, net	24,407	26,646
Inventories	450,836	397,768
Prepaid expenses and other current assets	43,108	34,101
Deferred income taxes	19,747	18,130
Total current assets	768,470	812,764

Property and equipment, net	337,903	318,620
Long-term investments	216,756	243,188
Goodwill	25,899	25,899
Deferred income taxes	11,332	11,587
Investment in Town Shoes of Canada	25,887	—
Note Receivable from Town Shoes of Canada	43,304	—
Other assets	8,692	9,186
Total assets	$1,438,243	$1,421,244

Liabilities and shareholders' equity
Accounts payable	$170,610	$168,705
Accrued expenses	113,180	115,697
Total current liabilities	283,790	284,402

Non-current liabilities	143,333	138,298
Total shareholders' equity	1,011,120	998,544
Total liabilities and shareholders' equity	$1,438,243	$1,421,244

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended	Thirteen weeks ended	Fifty-two weeks ended	Fifty-two weeks ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net sales	$640,177	$572,267	$2,496,092	$2,368,668
Cost of sales	(463,622)	(412,289)	(1,741,071)	(1,629,381)
Gross profit	176,555	159,978	755,021	739,287
Operating expenses	(128,681)	(115,113)	(512,889)	(497,899)
Operating profit	47,874	44,865	242,132	241,388
Interest income, net	602	762	2,795	2,619
Income from continuing operations before income taxes and income from Town Shoes of Canada	48,476	45,627	244,927	244,007
Income tax provision	(19,527)	(17,521)	(95,713)	(92,705)
Income from Town Shoes of Canada	1,915		3,813
Income from continuing operations	30,864	28,106	153,027	151,302
Total income from discontinued operations, net of tax	(86)	—	272	—
Net income	$30,778	$28,106	$153,299	$151,302

Diluted shares used in per share calculations:	89,415	92,175	90,612	91,901

Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.35	$0.30	$1.69	$1.65
Diluted earnings per share from discontinued operations	$0.00	$—	$0.00	$—
Diluted earnings per share	$0.34	$0.30	$1.69	$1.65

DSW INC.
RECONCILIATION OF ADJUSTED RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended January 31, 2015			Fifty-Two weeks ended January 31, 2015
	Net income		Diluted earnings per share	Net income		Diluted earnings per share
Reported Measure	$30,778		$0.34	$153,299		$1.69

Adjustments:
RVI income, net of tax	—		—	(377)	(1)	0.00
Loss (income) from discontinued operations, net of tax	86	(1)	0.00	(272)	(1)	0.00
Income tax expense	—		—	864	(2)	0.01

Adjusted Measure	$30,864		$0.35	$153,514		$1.69
(1) Current quarter adjustment relates to guarantee related to Filene's Basement leases. Fiscal year adjustment relates to RVI's recovery from the Filene's Basement debtors' estates.

(2) Relates to RVI's income tax provision adjustment.

	Thirteen weeks ended February 1, 2014			Fifty-Two weeks ended February 1, 2014
	Net income		Diluted earnings per share	Net income		Diluted earnings per share
Reported Measure	$28,106		$0.30	$151,302		$1.65

Adjustments:
Luxury performance gross loss, net of tax	705	(3)	0.01	12,226	(3)	0.13
Other RVI related income and RVI pension, net of tax	(125)	(4)	—	9,230	(5)	0.10

Adjusted Measure	$28,686		$0.31	$172,758		$1.88
(3) Relates to net after tax loss from the Company's luxury test.

(4) Relates to legacy income and charges from RVI.

(5) Related to a net after-tax charge from the termination of the pension plan assumed in conjunction with the RVI merger.

Non-GAAP Measures
The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles (“GAAP”). These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.